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Exhibit 5.1

April [    ], 2006

The Board of Directors of
SkyWest, Inc.
444 South River Road
St. George, Utah 84790

Gentlemen:

        We have acted as special counsel to SkyWest, Inc., a Utah corporation (the "Company"), in connection with the Company's filing of a Registration Statement on Form S-3 (SEC Registration No. 333-129831), as amended (the "Registration Statement"), with the Securities and Exchange Commission (the "Commission"). The Registration Statement relates to the registration of 4,600,000 shares (the "Shares") of the Company's common stock ("Common Stock"), no par value.

        In rendering the opinion set forth herein, we have examined originals or copies of (i) the Registration Statement; (ii) the Articles of Incorporation of the Company, as amended to date; (iii) the Bylaws of the Company, as amended to date; and (iv) resolutions of the Board of Directors of the Company relating to the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

        In such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

        In rendering the opinion set forth herein, we do not express any opinion as to the laws of any jurisdiction other than the Revised Business Corporation Act of the State of Utah, and we do not express any opinion as the effect of any other laws on the opinion stated herein.

        Based upon and subject to the foregoing, we are of the opinion that the Shares will, upon payment therefor, be validly issued, fully paid and nonassessable.

        We hereby consent to the reference to our firm under the caption "Legal Matters" in the prospectus which constitutes a part of the Registration Statement and the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

PARR WADDOUPS BROWN GEE & LOVELESS

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  Exhibit 5.1